UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

July 13, 2012

Date of Report (Date of earliest event reported)

ChineseInvestors.com, Inc.

(Exact name of registrant as specified in its charter)

Indiana	000-54207	35-2089868
(State of Organization)	(Commission File Number)	(IRS Employer Identification #)

13791 E. Rice Place, Suite #107 Aurora, CO	80015
(Address of principal executive offices)	(Zip Code)

(303) 481-4416 or (303) 345-1262

Registrant’s telephone number, including area code

Copies to: Michael E. Shaff, Esq., Irvine Venture Law Firm, LLP

17901 Von Karman Avenue, Suite 500, Irvine, CA 92614 Telephone (949) 660-7700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

July 13, 2012, Arcadia, CA – ChineseInvestors.COM (OTCBB ‘CIIX’) announced today that its Registration Statement was declared effective this week by the Securities and Exchange Commission. We can, but are under no obligation to, avail ourselves of financing commitment from Kodiak Capital Group, LLC, a Delaware Limited Liability Company, in which we may require Kodiak Capital Group, LLC to buy up to $1.5 million of our stock at a 15% discount from Market.

Safe Harbor Statement

This press release may contain forward looking statements which are based on current expectations, forecasts, and assumptions that involve risks as well as uncertainties that could cause actual outcomes and results to differ materially from those anticipated or expected, including statements related to the amount and timing of expected revenues as well as any payment of dividends on our common and preferred stock, statements related to our financial performance, expected income, distributions, and future growth for upcoming quarterly and annual periods. These risks and uncertainties are further defined in filings and reports by the Company with the U.S. Securities and Exchange Commissions (SEC) including but not limited to information as contained within the Company’s most current quarterly reports, annual reports, and or other filings. Furthermore, the Company disclaims any intention or obligation to update or revise any such forward looking statements, whether as a result of new information, future events, or otherwise.  We have incurred and will continue to incur significant expenses in our expansion into new related services and there is no assurance that we will generate revenues sufficient to offset those costs.  Expansion may expose us to additional legal and regulatory costs and unknown exposure(s) based upon the various geopolitical locations we will be providing services in; the impact of which cannot be predicted at this time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 13, 2012	ChineseInvestors.COM, Inc.

By: /s/ Brett Roper
Name: Brett Roper
Title: VP, Corporate Services